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Exhibit 3.39

CERTIFICATE OF FORMATION
OF
REFCO MANAGED FUTURES, LLC

        This Certificate of Formation (this "Certificate") has been executed in connection with the formation of a limited liability company (the "Company") pursuant to the Delaware Limited Liability Company Act, as amended.

        1.    Name:    The name of the Company is Refco Managed Futures, LLC.

        2.    Registered Office/Registered Agent:    The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805, and the name of the Company's registered agent at that address is Corporation Service Company.

        3.    Term:    The Company shall have perpetual existence and shall remain in existence until terminated in accordance with the provisions of that certain Limited Liability Company Agreement of Refco Managed Futures, LLC.

        IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed to be effective upon the filing date hereof.

By:	/s/ LAWRENCE D. GINSBURG Name: Lawrence D. Ginsburg Title: Attorney-in-Fact

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  Exhibit 3.39
CERTIFICATE OF FORMATION OF REFCO MANAGED FUTURES, LLC